Exhibit 99.1

For Immediate Release:

Army Major Fred Hackett Resumes Role as General Counsel at TaxMasters, Inc.
Returning from Iraq, MAJ Fred Hackett is Elected to Corporate Secretary
by TaxMasters Board of Directors

HOUSTON—August 27, 2010—TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company and a leading provider of tax representation services, announced this week that the Board of Directors has reappointed Major Fred Hackett as General Counsel and elected him Corporate Secretary.

MAJ Hackett returned from duty in July following a one-year tour of duty, serving with the National Guard’s 36th Sustainment Brigade, 36th Infantry Division at COB Adder, Tallil, Iraq. MAJ Hackett served as a Judge Advocate (Army lawyer) and Brigade Trial Counsel at COB Adder and was a driving force, along with support from TaxMasters’ CEO Patrick Cox, in coordinating a four-day tour across southern Iraq featuring performances from Texas musician Rick Trevino.

“Having Pat on the ground interacting with the soldiers was great. Even in Iraq, he was fielding tax questions,” says Hackett. “Coming home from deployment is always a challenge, butTaxMasters has exciting initiatives going on, including the launch of TaxMasters U. I am proud to resume my position with TaxMasters and help individuals and small business owners come to terms with their tax problems, regain compliance and find ways to pay the IRS what they can afford.”

“We are thrilled to have Fred back in the office,” says Patrick Cox, CEO at TaxMasters. “His expertise and work ethic are second to none. In Fred’s absence, Ernest Palla proved exceptional as acting General Counsel and Corporate Secretary. Ernie and Fred have provided TaxMasters a formidable legal team with their backgrounds and broad experience.”

Ernest M. Palla accepted the roles of Corporate Secretary and General Counsel while MAJ Hackett served a one-year tour of duty in Iraq. With MAJ Hackett’s return, Mr. Palla will now serve as Assistant Secretary of TaxMasters.

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and collection due process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Investors/Media:

Suzanne McGee
(212) 651-4225